Exhibit 99.1
August 4, 2011
Dear Stockholders:
The purpose of this letter is to update you on the status of your investment in Cornerstone Healthcare Plus REIT, Inc.
As you may know, the Company has raised $127 million in public offerings and has successfully deployed a substantial portion of the capital along with debt financing in the acquisition of interests in fifteen senior housing and other healthcare facilities while at this time maintaining over $30 million of cash available for investment or to repay debt. We would characterize our financial condition at this time as strong. Additionally, the senior housing and health care real estate portfolio has continued to perform well and is generally exceeding our original expectations, due in substantial part to the careful identification, selection and negotiation process undertaken by our advisor, Cornerstone Leveraged Realty Advisors, LLC (“Advisor”), and our sub-advisor, Servant Healthcare Investments, LLC (“Servant”).
Although we were satisfied with our overall investment strategy, we were not satisfied with the relatively low level of capital formation activity by the Company and began to explore strategic alternatives, including the hiring of a new dealer manager and changes in the advisory relationships. Due to the uncertainty associated with the evaluation and implementation of any strategic alternatives, we decided to suspend the offering of our shares on April 29, 2011. While we were evaluating these alternatives, the financial condition of our Advisor weakened, in part due to the determination by the Independent Directors Committee of our Board of Directors (the “Independent Directors Committee”) that certain expenses charged to us by the Advisor now exceeded limitations imposed upon us by our charter based, in part, on the change in the status of our offering. Further, as a result of our suspension of the offering, additional amounts advanced by us to the Advisor in the future for organization and offering costs and acquisition expenses, in accordance with the terms of the advisory agreement, would potentially be recoverable from the Advisor. This deterioration in the financial condition of our Advisor could have entitled Servant to terminate its role as our sub-advisor. For these reasons, we concluded that the resolution of matters with our Advisor and the realignment of our relationship with Servant were important to the timely implementation of any strategic alternative to be considered by the Company to maximize stockholder value. In order to accomplish this objective, we have entered into an agreement (the “Omnibus Agreement”) with the Advisor and Servant as described below.
Omnibus Agreement
On July 29, 2011, after extensive negotiations with the Advisor and Servant, we entered into the Omnibus Agreement which provides for the following:
•	The resolution of disputed and undisputed amounts due from the Advisor for acquisition fee advances, organization fee advances and expenses in excess of charter limitations aggregating approximately $3.8 million;

•	The reduction of asset management fees payable to the Advisor to a maximum of 0.5% of average invested assets which, together with other expenses (including fees to Servant) may not exceed our charter limitations without the approval of the Independent Directors Committee;

•	The delivery to the Company of equity interests in the Company and its affiliates held by the Advisor and its affiliates;

•	The assignment by the Advisor to the Company of the sub-advisory agreement with Servant and the modification of the sub advisory agreement to provide for a direct contractual relationship between the Company and Servant and the direct payment of asset management fees to Servant of up to 0.25% of average invested assets, subject to the charter limitations;

•	The termination of the Alliance Agreement between Servant and Cornerstone Ventures, Inc., an affiliate of the Advisor, thereby allowing Servant to continue to provide services to the Company relating to asset management and dispositions, as appropriate; and

•	The restructuring of disposition fees payable upon a sale of the Company or its properties to .25% of sale price payable to the Advisor and 1% of sale price payable to Servant, rather than the fee of up to 3% that might be due upon the sale of the properties under the existing agreement.
We believe that resolving these matters is a critical step in the ongoing efforts by our Board of Directors to maximize stockholder value. We believe that the resolution accomplished by the Omnibus Agreement will allow the Company to pursue strategic alternatives without the burdens and distractions of the unresolved matters noted above.
Line of Credit
We have successfully negotiated the terms of a modification to our line of credit facility with KeyBank. The line of credit facility contained provisions relating to the amount of capital to be raised by June 30, 2011 and in subsequent periods. Due to the suspension of the offering, this covenant could not be met. KeyBank has agreed to modify the covenant and revise the maturity date to July 31, 2012. The line of credit was further modified to limit the outstanding balance to the current balance outstanding and impose additional reporting covenants.
Change in Board Membership
As a result of the extensive negotiations relating to the Omnibus Agreement, Terry Roussel resigned as a director of the Company.
Strategic Alternatives
The Company and its financial advisor, Robert A. Stanger & Co., Inc, continue to evaluate strategic alternatives. Among the strategic alternatives being evaluated are a possible merger with another company and a sale of the portfolio of assets. We expect to provide you with additional information on the progress of these undertakings in the coming months. We expect that any proposed transaction recommended by our Board of Directors will be presented to you for your consideration and approval. It is our present objective to complete a strategic transaction within the next six months, although there is no assurance that a transaction will be completed.
Dividends
While our financial condition remains strong, it is important for the Company to maintain conservative approach with respect to the dividend level. As we noted above, we have not deployed all of our capital into real estate assets and therefore the portion that remains un-invested earns only nominal interest compared to the dividend rate of 7.5% that has existed through June 30, 2011. Additionally, the relatively small size of our portfolio of total assets is, in itself, inefficient. Therefore, the Board has reduced the dividend level to 2.5%, commencing with the third quarter 2011. In an effort to save costs and since the dividend rate has been reduced, we will move to a quarterly distribution. Thus the third quarter dividend will be payable on October 15, 2011. We will reevaluate this dividend level quarterly as we continue to reassess our strategic alternatives. It is important to remember that the Company is in a strong financial position with more than $30 million of cash on hand as of June 30, 2010 and a strong real estate portfolio performing above expectation levels.
Conclusion
We respectfully request your support as we move towards the successful completion of a strategic alternative that maximizes stockholder value. In addition, we apologize for the short-term notice of the dividend policy change. The next update will be provided on or before October 15th.
Sincerely,

/s/ William A. Bloomer

William A. Bloomer
Chairman of the Board of Directors

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